Exhibit 14(b)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “What are the Federal Income Tax Consequences of the Reorganization?” and “Tax Status of the Reorganization” in the Information Statement/Prospectus included in Pre-Effective Amendment No. 2 to the Registration Statement (File No. 333-298986) on Form N-14 of The Glenmede Fund, Inc., under the Securities Act of 1933, as amended. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

November 6, 2026